UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2011

MOLINA HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Oceangate, Suite 100, Long Beach, California 90802
(Address of principal executive offices)
Registrant’s telephone number, including area code: (562) 435-3666
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 9, 2011, Molina Healthcare, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) for a $170 million revolving credit facility with various lenders and U.S. Bank National Association, as LC Issuer, Swing Line Lender, and Administrative Agent. The credit facility will be used for general corporate purposes.
     The credit facility has a term of five years and all amounts outstanding under the credit facility will be due and payable on September 9, 2016. Subject to obtaining commitments from existing or new lenders and satisfaction of other specified conditions, the Company may increase the credit facility to up to $195 million.
     Borrowings under the credit facility will bear interest based, at the Company’s election, on the base rate plus an applicable margin or the Eurodollar rate. The base rate is, for any day, a rate of interest per annum equal to the highest of (i) the prime rate of interest announced from time to time by U.S. Bank or its parent, (ii) the sum of the federal funds rate for such day plus 0.50% per annum and (iii) the Eurodollar rate (without giving effect to the applicable margin) for a one month interest period on such day (or if such day is not a business day, the immediately preceding business day) plus 1.00%. The Eurodollar rate is a reserve adjusted rate at which Eurodollar deposits are offered in the interbank Eurodollar market plus an applicable margin. In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the Credit Agreement, the Company is required to pay a quarterly commitment fee of 0.25% to 0.50% (based upon the Company’s leverage ratio) of the unused amount of the lenders’ commitments under the Credit Agreement. The initial commitment fee shall be set at 0.35% until the Company’s delivery of its financials for the quarter ended September 30, 2011. The applicable margins range between 0.75% to 1.75% for base rate loans and 1.75% to 2.75% for Eurodollar loans, in each case, based upon the Company’s leverage ratio.
     The Company’s obligations under the Credit Agreement are secured by a lien on substantially all of the Company’s assets, with the exception of certain of its real estate assets, and by a pledge of the capital stock or membership interests of its operating subsidiaries and health plans (with the exception of the California health plan).
     The credit agreement includes usual and customary covenants for credit facilities of this type, including covenants limiting liens, mergers, asset sales, other fundamental changes, debt, acquisitions, dividends and other distributions, capital expenditures, and investments. The credit agreement also requires the Company to maintain a ratio of total consolidated debt to total consolidated EBITDA of not more than 2.75 to 1.00 as of the end of each fiscal quarter and a fixed charge coverage ratio of not less than 1.75 to 1.00.
     In the event of a default by the Company under the credit agreement, including cross-defaults relating to specified other debt of the Company in excess of $20 million, the lenders may terminate the commitments under the credit agreement and declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. In addition, the lenders may enforce any and all rights and remedies created under the credit facility or applicable law.
     In addition to U.S. Bank National Association, the additional members of the syndicate include: Union Bank, N.A., City National Bank, BMO Harris Bank, N.A., East West Bank, BOKF NA dba Bank of Albuquerque, Santa Barbara Bank & Trust, Land Bank of Taiwan Los Angeles Branch, and Hua Nan Commercial Bank Ltd., Los Angeles Branch.

     The agents and certain lenders under the credit facility and their affiliates may have in the past provided, and each of the agents and lenders may in the future provide, lending, commercial banking, and other financial and advisory services to the Company in the ordinary course of their respective businesses. These parties have received, and may in the future receive, customary compensation from the Company for such services.
     A copy of the Credit Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the terms of the credit agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement.
Item 1.02. Termination of a Material Definitive Agreement.
     On September 9, 2011, in connection with the Company’s entering into the Credit Agreement discussed under Item 1.01, the Company terminated our existing credit agreement with Bank of America, dated March 9, 2005, as amended to date, which had provided the Company with a $150 million revolving credit facility.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     The information in Item 1.01 with respect to the $170 million five-year revolving Credit Agreement is hereby incorporated by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:

Exhibit
No.	Description

10.1	Credit Agreement, dated as of September 9, 2011, among Molina Healthcare, Inc., certain lenders and U.S. Bank National Association, as LC Issuer, Swing Line Lender and Administrative Agent.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.
Date: September 13, 2011	By:	/s/ Jeff D. Barlow
Jeff D. Barlow
Sr. Vice President — General Counsel, and Secretary

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Credit Agreement, dated as of September 9, 2011, among Molina Healthcare, Inc., certain lenders and U.S. Bank National Association, as LC Issuer, Swing Line Lender, and Administrative Agent.